Exhibit 10.1

Execution Version

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”), dated as of January 16, 2026, is made and entered into by NN, INC., a Delaware corporation (the “Company”), and LEGION PARTNERS ASSET MANAGEMENT, LLC, a Delaware limited liability company (together with its Affiliates, “Legion Partners”), and each of the other persons listed on the signature pages to this Agreement (collectively with Legion Partners and together with any other Affiliates of Legion Partners, the “Investor Group” and each individually, an “Investor”). Unless otherwise defined herein, capitalized terms shall have the meanings given to them in Section 3(c).

Whereas, the Company and the Investor Group have engaged in discussions regarding the Company;

Whereas, as of the date of this Agreement, the Investor Group (i) beneficially owns shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) totaling to, in the aggregate, 4,791,929 shares (excluding shares underlying certain warrants held by the Investor Group) or approximately 9.55% of the Common Stock outstanding as of the date of this Agreement and (ii) has economic exposure to an additional 3,004,832 shares or approximately 5.99% of the Common Stock outstanding as of the date of this Agreement through certain cash-settled total return swap agreements; and

Whereas, the board of directors of the Company (the “Board”) believes that the best interests of the Company and its stockholders would be served by agreeing to appoint, subject to the terms and conditions of this Agreement, Raymond T. White (the “New Director”) to serve as member of the Board, and by the Company and the Investor Group agreeing to the other covenants and agreements contained herein.

Now, Therefore, in consideration of the foregoing premises and the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound by this Agreement, agree as follows:

1.            Board Matters; Board Nominations; Board Policies and Procedures.

(a)            Board Matters. The Governance Committee of the Board (the “Governance Committee”) has reviewed and approved the qualifications of the New Director to serve as a member of the Board. In reliance on the information provided to the Company by the Investor Group and the New Director, the Board has confirmed that the New Director is “independent” as defined by the applicable standards of The Nasdaq Stock Market LLC (“Nasdaq”) and by the Securities and Exchange Commission (“SEC”). In connection with the foregoing, the Board has relied on information that the New Director has provided to the Company, including information required to be or customarily disclosed by directors or director candidates in proxy statements or other filings under applicable law or stock exchange rules or listing standards, information in connection with assessing eligibility, independence and other criteria applicable to directors, and the Board has assumed that the director questionnaire and other customary director onboarding documentation provided by the New Director is complete, true and accurate in all material respects. Concurrently with the effectiveness of this Agreement, the Board will take all necessary actions to increase the size of its membership by one director and appoint the New Director to the Board with a term expiring at the 2026 annual meeting of stockholders of the Company, with such appointment to be effective upon the execution of this Agreement. At each annual meeting of the Company’s stockholders held prior to the expiration of the Standstill Period, the Company agrees to nominate, recommend, support, and solicit proxies for the election of the New Director in the same manner as for other independent director candidates nominated by the Company at such annual meetings. The Company and the Investor Group each acknowledges and agrees that the New Director shall be entitled to receive such benefits for service as a director of the Company (including compensation) on the same basis as all other non-management members of the Board.

(b)            Board Policies and Procedures. Each party hereto acknowledges that the New Director, upon appointment to the Board, shall be governed by (i) all applicable laws and regulations and (ii) all of the same policies, processes, procedures, codes, rules, standards and guidelines applicable to members of the Board. The New Director shall be required to provide the Company with such information as reasonably requested from all members of the Board as is required to be disclosed under applicable law or stock exchange regulations, in each case, as promptly as necessary to enable the timely filing of the Company’s proxy statement and other periodic reports with the SEC.

(c)            Committee Assignment. Concurrently with the effectiveness of this Agreement, the Board will take all necessary actions so that upon joining the Board, the New Director will immediately be appointed as a member of the Board’s Strategic Committee (the “Strategic Committee”). Subject to the terms of this Agreement, without the prior consent of the Investor Group, during the Standstill Period and for so long as the New Director continues to serve as a director of the Company, the Board will not (a) remove the New Director from the Strategic Committee; (b) dissolve the Strategic Committee; or (c) materially change the size, purposes or powers of the Strategic Committee as established as of the date of this Agreement. During the Standstill Period, the New Director will be considered for membership on committees of the Board (whether existing or hereafter established) in the same manner as other non-employee members of the Board.

(d)            Resignation. The Investors acknowledge and agree that during the Standstill Period, the Legion Representative (as defined below) shall promptly (and in any event within two Business Days) notify the Company if the Investor Group ceases to maintain at any time after the date hereof beneficial ownership of or economic exposure to, in the aggregate, at least the lesser of (x) 8.0% of the then-outstanding shares of Common Stock or (y) 4,015,665 shares of Common Stock (as adjusted for any combinations, splits, recapitalizations or similar actions by the Company) (the “Minimum Ownership Requirement”). Concurrently with the execution and delivery of this Agreement, the New Director shall execute and deliver an irrevocable resignation in the form attached hereto as Exhibit A. For the avoidance of doubt, the Company’s obligations under this Section 1 shall automatically terminate upon the Investor Group ceasing to satisfy the Minimum Ownership Requirement.

(e)            Certain Fiduciary Matters. The New Director agrees that he will recuse himself from such portions of meetings of the Board or committees of the Board, if any, involving conflicts of interest between the Company, on the one hand, and the Investors or the New Director, on the other hand.

(f)             Replacements. Subject to the terms of this Agreement, if, during the Standstill Period, the New Director is unable or unwilling to serve as a director of the Company for any reason, the Company and the Investors shall cooperate in good faith to select, and the Company shall appoint, as promptly as practicable, a substitute director mutually agreeable to the Company and the Investors (such person, a “Replacement Designee”) to serve as a director of the Company for the remainder of the New Director’s term. Any Replacement Designee must be “independent” as defined by the applicable standards of Nasdaq and by the SEC (for the avoidance of doubt, a Replacement Designee may be an employee or principal of an Investor or an Affiliate of an Investor) and, prior to his or her appointment as a member of the Board, satisfactorily complete the Company’s customary director onboarding procedures and documentation (as determined by the Board in good faith). Upon becoming a member of the Board, the Replacement Designee will be deemed to be the New Director for all purposes of this Agreement. For the avoidance of doubt, the Company’s obligations pursuant to this Section 1(f) shall automatically terminate upon the Investor Group ceasing to satisfy the Minimum Ownership Requirement.

2.            Voting. During the Standstill Period, each of the Investors agrees to (i) appear at each annual and special meeting of the Company’s stockholders (each such annual and special meeting, including any adjournment or postponement thereof, a “Company Stockholder Meeting”) or otherwise cause all shares of Common Stock beneficially owned by each Investor and their respective Affiliates to be counted as present for purposes of establishing a quorum or to deliver consents or consent revocations, as applicable, in connection with any action by written consent of the stockholders of the Company in lieu of a meeting, (ii) vote, or cause to be voted, all shares of Common Stock beneficially owned by each Investor and their respective Affiliates on the Company’s proxy card or voting instruction form at each such Company Stockholder Meeting (or, in the case of action by written consent, provide consents) (a) in favor of each of the directors nominated by the Board and recommended by the Board in the election of directors, (b) against any other nominees to serve on the Board that have not been recommended by the Board (including, as applicable, by voting to “withhold” on any such nominees) and (c) with respect to all other matters other than an Extraordinary Matter (as defined below), in accordance with the Board’s recommendations as identified in the Company’s proxy statement, including in favor of all other matters recommended for stockholder approval by the Board, and (iii) not execute any proxy card or voting instruction form in respect of any such Company Stockholder Meeting other than the proxy card and related voting instruction form being solicited by or on behalf of the Board (such proxy card and/or voting instruction form, the “Company’s card”) or, in the case of action by written consent, provide a consent (or revocation thereof) to any person other than the Company; provided, however, that, in the event that Institutional Shareholders Services Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) recommend otherwise with respect to any proposal (other than the election or removal (including in connection with any “withhold” or similar campaign) of directors), each of the Investors shall have the right to vote on the Company’s card in accordance with the recommendation of ISS or Glass Lewis with respect to such proposal; provided, further, that with respect to any Extraordinary Matter, each of the Investors shall have the ability to vote freely on the Company’s card. For purposes of this Agreement, “Extraordinary Matter” means (i) any merger, acquisition, recapitalization, restructuring, financing, disposition, distribution, spin-off, sale or transfer of all or substantially all of the Company’s or any of its Affiliates’ assets in one or a series of transactions, joint venture or other business combination involving the Company or any of its Affiliates and (ii) any implementation of takeover defenses not in existence as of the date of this Agreement by the Company.

3.            Standstill.

(a)            During the Standstill Period, each Investor shall not, and shall cause their respective Affiliates, Associates, principals, directors, general partners, officers, employees and, to the extent acting on their behalf, agents and representatives (collectively, the “Related Persons”) not to, directly or indirectly, without the prior written consent of the Board:

(i)            make any announcement or proposal with respect to, or offer, seek, propose, or indicate an interest in (A) any form of transaction referenced in clause (i) of the definition of Extraordinary Matter herein or (B) any form of tender or exchange offer for the Common Stock, whether or not such transaction involves a Change of Control of the Company (it being understood that the foregoing shall not prohibit Investors or their Related Persons from acquiring Common Stock within the limitations set forth in Section 3(a)(iii));

(ii)           engage in any solicitation of proxies or written consents to vote (or withhold the vote of) any securities of the Company, or conduct any binding or nonbinding referendum with respect to the Company, or assist or participate in any other way, directly or indirectly, in any solicitation of proxies (or written consents) with respect to the Company, or otherwise become a “participant” or a “participant in a solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A, respectively, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to vote (or withhold the vote of) any securities of the Company;

(iii)          purchase or otherwise acquire, or offer, seek, propose, or agree to acquire, ownership (including beneficial ownership) of any securities of the Company, any direct or indirect rights or options to acquire any such securities, any derivative securities or contracts or instruments in any way related to the price of shares of Common Stock or any assets or liabilities of the Company; provided, however, that the Investor Group and its Related Persons, in the aggregate, may acquire beneficial ownership of up to 19.9% of the outstanding shares of Common Stock;

(iv)           seek to advise, encourage, or influence any person with respect to the voting of (or execution of a written consent in respect of), acquisition of or disposition of any securities of the Company;

(v)            sell, offer, or agree to sell, directly or indirectly, through swap or hedging transactions or otherwise, securities of the Company or any rights decoupled from the underlying securities held by the Investor Group to any person or entity not (A) a party to this Agreement or (B) a Related Person of the Investor Group (any person or entity not set forth in clauses (A) and (B) shall be referred to as a “Third Party”) that would knowingly result in such Third Party, together with its Affiliates, owning, controlling or otherwise having any beneficial or other ownership interest representing in the aggregate in excess of 4.9% of the shares of Common Stock outstanding at such time (except for Schedule 13G filers that are mutual funds, pension funds or index funds with no known history of activism);

(vi)          take any action in support of or make any proposal or request that constitutes (or would constitute if taken): (A) advising, controlling, changing, or influencing the Board or management of the Company, including any plans or proposals to change the voting standard with respect to director elections, number or term of directors or to fill any vacancies on the Board, except as set forth in Section 1, (B) any change in the capitalization, stock repurchase programs and practices, or dividend policy of the Company, (C) any other change in the Company’s management, business, or corporate structure, (D) seeking to have the Company waive or make amendments or modifications to the Restated Certificate of Incorporation of the Company (as amended from time to time, the “Certificate of Incorporation”) or Amended and Restated Bylaws of the Company (as amended from time to time, the “Bylaws”), or other actions that may impede or facilitate the acquisition of control of the Company by any person, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(vii)         communicate with stockholders of the Company or others pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act or make or be the proponent of any stockholder proposal to the Company or the Board or any committee thereof;

(viii)        engage in any course of conduct with the purpose of causing stockholders of the Company to vote contrary to the recommendation of the Board on any matter presented to the Company’s stockholders for their vote at any Company Stockholder Meeting or by written consent;

(ix)          call or seek to call, or request the call of, alone or in concert with others, any Company Stockholder Meeting, whether or not such a meeting is permitted by the Certificate of Incorporation or Bylaws, including a “town hall meeting,” or act or seek to act by written consent in lieu of a stockholder meeting (or the setting of a record date therefor);

(x)           deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock (other than (A) customary brokerage accounts, margin accounts and prime brokerage accounts and (B) any such voting trust, arrangement or agreement solely among the Investors or any Affiliates thereof, in each case, that are otherwise in accordance with this Agreement);

(xi)          act, seek, facilitate or knowingly encourage any person to submit nominations or proposals, whether in furtherance of a “contested solicitation” or otherwise, for the appointment, election or removal of directors or otherwise with respect to the Company or seek, facilitate, knowingly encourage, or take any other action with respect to the appointment, election or removal (including through any “withhold” or similar campaign) of any directors, in each case, alone or in concert with others, except as set forth in Section 1;

(xii)         form, join, or in any other way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock; provided, however, that nothing in this Agreement shall limit the ability of a Related Person of the Investor Group to join the “group” following the execution of this Agreement, so long as any such Related Person agrees to be bound in writing by the terms and conditions of this Agreement and, if required under the Exchange Act, an Investor files a Schedule 13D within two Business Days disclosing that such Investor has formed a group with such Related Person (it being understood that such Schedule 13D and the contents thereof may not violate any of the restrictions set forth in this Agreement);

(xiii)        demand a copy of the Company’s list of stockholders or its other books and records or make any request under any statutory or regulatory provisions of Delaware law or any other statutory or regulatory provisions providing for stockholder access to books and records;

(xiv)         make any request or submit any proposal to amend or waive the terms of this Section 3 other than through non-public communications with the Company that would not be reasonably expected to result in or involve public disclosure obligations for any party; or

(xv)          enter into any discussions, negotiations, agreements or understandings with any person or entity with respect to any action the Investors are prohibited from taking pursuant to this Section 3, or advise, assist, knowingly encourage or seek to persuade any person or entity to take any action or make any statement with respect to any such action, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing.

Notwithstanding the foregoing, nothing in this Section 3 or elsewhere in this Agreement (other than Sections 7 and 28) shall prohibit or restrict the Investor Group or any Related Person from: (A) communicating privately with the Board or any executive officer or director of the Company regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications; (B) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over the Investor Group or any of their respective Affiliates or Associates, provided that a breach by the Investor Group of this Agreement is not the cause of the applicable requirement and provided, that such Investor, to the extent legally permissible, must provide written notice to the Company of at least two Business Days prior to taking any such action that would otherwise be prohibited under this Agreement, and consider in good faith any comments of the Company regarding such proposed action; (C) privately communicating to any of their potential investors or investors regarding any matter, provided such communications are not reasonably expected to be publicly disclosed and are understood by all parties to be private communications; (D) privately communicating to any stockholders of the Company in a manner that otherwise does not violate this Section 3 or Section 6 (provided that such communications are not reasonably expected to be publicly disclosed and are understood by all parties to be private communications); and (E) on or after the date that is 30 days prior to the termination of the Standstill Period, identifying potential director candidates to serve on the Board, so long as such actions do not create a public disclosure obligation for the Investor Group or the Company, are not publicly disclosed by the Investor Group or its Affiliates and are undertaken on a basis reasonably designed to be confidential.

(b)            The provisions of this Section 3 shall not limit in any respect the actions of any director of the Company (including the New Director) in his or her capacity as such, recognizing that such actions are subject to such director’s fiduciary duties to the Company and its stockholders.

(c)            For purposes of this Agreement:

(i)            “Affiliate” shall mean any “Affiliate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act; provided, however, that, for purposes of this Agreement, no Investor shall be deemed an Affiliate of the Company and the Company shall not be deemed an Affiliate of any Investor; provided, further, that “Affiliates” of a person shall not include any entity, solely by reason of the fact that one or more of such person’s employees or principals serves as a member of its board of directors or similar governing body, unless such person otherwise controls such entity (as the term “control” is defined in Rule 12b-2 promulgated by the SEC under the Exchange Act); provided, further, that with respect to the Investor Group, “Affiliates” shall not include any portfolio operating company (as such term is understood in the private equity industry) of any of the Investors or their Affiliates (unless such portfolio operating company is acting at the direction of the Investor Group or any of their Affiliates to engage in conduct that is prohibited by this Agreement);

(ii)           “Associate” shall mean any “Associate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act; provided, however, that, for purposes of this Agreement, no Investor shall be deemed an Associate of the Company and the Company shall not be an Associate of any Investor; provided, further, that the term “Associate” shall refer only to Associates controlled by the Company or the Investor Group, as applicable;

(iii)          “beneficial owner” and “beneficial ownership” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act;

(iv)           “Business Day” means any day other than a Saturday, a Sunday, or a day in which the Federal Reserve Bank of New York is closed;

(v)            a “Change of Control” transaction shall be deemed to have taken place if (1) any person is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the equity interests and voting power of the Company’s then outstanding equity securities, (2) the Company effects a merger or a stock-for-stock transaction whereby immediately after the consummation of the transaction the Company’s stockholders retain less than 50% of the equity interests and voting power of the surviving entity’s then outstanding equity securities or (3) the Company sells substantially all of the Company’s assets;

(vi)           “Debt Instruments” means (i) any obligations of the Company or any of its subsidiaries, joint ventures or other Affiliates, whether evidenced by bonds, debentures, notes, loan agreements or other similar instruments to the extent the same would appear as a liability on a balance sheet of such person in accordance with generally accepted accounting principles in the United States and (ii) any mandatorily redeemable preferred stock or similar equity securities ranking senior in priority to the Common Stock issued by the Company;

(vii)         “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature; and

(viii)        “Standstill Period” shall mean the period commencing on the date of this Agreement and ending on the earlier of (x) the date that is 30 calendar days prior to the last day of the advance notice period for the submission by stockholders of director nominations for consideration at the 2028 annual meeting of stockholders of the Company, as set forth in the advance notice provisions of the Bylaws existing on the date hereof, and (y) the date that is 120 days prior to the first anniversary of the 2027 annual meeting of stockholders of the Company.

4.            Representations and Warranties of the Company. The Company represents and warrants to the Investors that (a) the Company has the corporate power and authority to execute this Agreement and to bind the Company to this Agreement, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

5.            Representations and Warranties of the Investors. Each Investor represents and warrants to the Company that (a) as of the date of this Agreement, such Investor beneficially owns, directly or indirectly, only the number of shares of Common Stock as described opposite its name on Exhibit B and Exhibit B includes all Affiliates of any Investors that own any securities of the Company beneficially or of record and reflects all shares of Common Stock in which the Investors have any interest or right to acquire, whether through derivative securities, voting agreements or otherwise, (b) this Agreement has been duly and validly authorized, executed and delivered by such Investor, and constitutes a valid and binding obligation and agreement of such Investor, enforceable against such Investor in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) such Investor has the authority to execute this Agreement on behalf of itself and the applicable Investor associated with that signatory’s name, and to bind such Investor to the terms of this Agreement, (d) each of the Investors shall use its commercially reasonable efforts to cause each of its respective Related Persons to comply with the terms of this Agreement, and (e) the execution, delivery and performance of this Agreement by such Investor does not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound. Each Investor further agrees that it shall not compensate the New Director for serving on the Board or enter into any contract, agreement, arrangement, commitment or understanding (whether written or oral) relating to the Company with any director or officer of the Company (for the avoidance of doubt, excluding ordinary course employment agreements or arrangements between or among the New Director and any Investor). Each Investor represents and warrants that it has no voting commitments or other arrangements or understandings with the New Director as of the date hereof. Each Investor represents and warrants that it does not have, directly or indirectly, any agreements, arrangements or understandings with any person (other than their own representatives) with respect to any potential transaction involving the Company, the acquisition, voting or disposition of any securities of the Company, or the potential submission of any proposals or director nominations at the Company.

6.            Mutual Non-Disparagement. Each of the Company and the Investors agrees that, during the Standstill Period, the Company and each Investor shall refrain from making or causing to be made, and shall cause their respective principals, directors, members, general partners, officers and employees (collectively, “Covered Persons”) not to make or cause to be made, any public statement or announcement that constitutes an ad hominem attack on, or that otherwise disparages, defames, slanders, impugns or is reasonably likely to damage the reputation of (i) in the case of any such statements or announcements by any of the Investors or their Covered Persons, the Company and its Affiliates or any of its or their respective current or former Covered Persons (in each case, solely in their capacities as such), and (ii) in the case of any such statements or announcements by the Company or its Covered Persons, the Investors and their respective Affiliates or any of its or their respective current or former Covered Persons (in each case, solely in their capacities as such), in each case, including (A) in any statement (oral or written), document, or report filed with, furnished, or otherwise provided to the SEC or any other governmental or regulatory authority, (B) in any press release or other publicly available format and (C) to any journalist or member of the media (including in a television, radio, newspaper, or magazine interview or podcast, Internet or social media communication). The foregoing shall not restrict the ability of any person to comply with any subpoena or other legal process or respond to a request for information from any governmental or regulatory authority with jurisdiction over the party from whom information is sought or to enforce such person’s rights hereunder.

7.            No Litigation. During the Standstill Period, each party hereto hereby covenants and agrees that it shall not, and shall not permit any of its Related Persons to, directly or indirectly, alone or in concert with others, initiate any lawsuit, claim or proceeding before any court (each, a “Legal Proceeding”) against the other party or any of its Related Persons (solely in their capacities as such) or assist, knowingly encourage, or pursue any other person to threaten any Legal Proceeding against the other party or any of its Related Persons (solely in their capacities as such); provided, however, that the foregoing shall not prevent any party hereto or any of its Related Persons from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (each, a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, on behalf of, or at the suggestion of such party or any of its Related Persons; provided, further, that in the event a party hereto or any such Related Parties receives such Legal Requirement, such party hereto shall give prompt written notice of such Legal Requirement to the other party (except where such notice would be legally prohibited or not practicable). Notwithstanding anything to the contrary in this Section 7, the foregoing shall not preclude any party hereto from (i) bringing any claim or cause of action that such party may have to enforce the provisions of this Agreement or (ii) making any counterclaims with respect to any Legal Proceeding initiated by, or on behalf of, one party hereto or its Related Persons against the other party or its Related Persons in violation of this Agreement. Notwithstanding anything to the contrary herein, this Section 7 shall not prohibit the Investor Group from exercising statutory appraisal rights, if any, with respect to the Company.

8.            Public Announcements. Promptly following the execution of this Agreement, the Company and the Investor Group shall issue a mutually agreeable press release (the “Press Release”) announcing this Agreement, substantially in the form attached to this Agreement as Exhibit C. Prior to the issuance of the Press Release, neither the Company nor any of the Investors shall issue any press release or make any public announcement regarding this Agreement or take any action that would require public disclosure relating to such action without the prior written consent of the other party. No party hereto or any of its Affiliates shall make any public statement (including, without limitation, in any filing required under the Exchange Act) concerning the subject matter of this Agreement inconsistent with the Press Release.

9.            SEC Filings.

(a)            No later than four Business Days following the execution of this Agreement, the Company shall file a Current Report on Form 8-K with the SEC reporting the appointment of the New Director and appending or incorporating by reference this Agreement as an exhibit. The Company shall provide the Investor Group with a reasonable opportunity to review and comment on the Form 8-K prior to it being filed with the SEC and consider in good faith any comments of the Investor Group.

(b)            No later than two Business Days following the execution of this Agreement, the Investor Group shall file an amendment to that certain Schedule 13D, dated January 18, 2019, as amended and may be amended, with respect to the Company that has been filed with the SEC, reporting the entry into this Agreement and appending or incorporating by reference this Agreement as an exhibit thereto (the “Schedule 13D Amendment”). The Investor Group shall provide the Company with a reasonable opportunity to review and comment on the Schedule 13D Amendment prior to it being filed with the SEC and consider in good faith any comments of the Company.

10.          Specific Performance. Each of the Investors, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party to this Agreement would occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury would not be adequately compensable in monetary damages. It is accordingly agreed that the Investors or any Investor, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive or other equitable relief as a remedy for any such breach or to prevent any violation or threatened violation of, the terms of this Agreement, and the other party to this Agreement will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. The parties hereto further agree to waive any requirement for the security or posting of any bond in connection with any such relief. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity.

11.          Notice. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by email (provided that no “bounce back” or similar message indicating an undelivered message is received); or (iii) one Business Day after deposit with a nationally recognized overnight delivery service, in each case, properly addressed to the party hereto to receive the same. Each party hereto acknowledges and agrees that any notices, consents, determinations, waivers, or other communications required or permitted to be given under the terms of this Agreement shall be sent by email to the other party hereto, in addition to any other method of delivery determined to be used by such sending party pursuant to the terms hereof. The addresses for such communications shall be:

If to the Company:

NN, Inc. 6210 Ardrey Kell Road, Suite 120 Charlotte, NC 28277
Attn:	Jami Statham
Email:	[Redacted]

with a copy (which shall not constitute notice) to:

Cooley LLP 55 Hudson Yards New York, NY 10001
Attn:	Sean W. Brownridge
Christina Roupas
Bill Roegge
Email:	sbrownridge@cooley.com
croupas@cooley.com
broegge@cooley.com

If to any Investor:

12121 Wilshire Boulevard, Suite 1240
Los Angeles, California 90025
Attn:	Christopher S. Kiper
Email:	[Redacted]

with copies (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 10019
Attn:	Ryan Nebel
Dorothy Sluszka
Email:	rnebel@olshanlaw.com
dsluszka@olshanlaw.com

At any time, any party hereto may, by notice given in accordance with this Section 11 to the other party hereto, provide updated information for notices hereunder.

12.          Governing Law. This Agreement and any claim, controversy or dispute arising under or related to this Agreement, the relationship of the parties hereto, and/or the interpretation and enforcement of the rights and duties of the parties hereto shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to any conflict of laws provisions thereof.

13.          Jurisdiction. In the event any dispute arises out of or relates to this Agreement or the transactions contemplated hereby, the Company and each Investor (i) irrevocably and unconditionally submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (the “Chancery Court”) (or, only if the Chancery Court declines to accept jurisdiction over a particular matter, the other state or federal courts located in the State of Delaware), (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such courts, (iii) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried, and determined only in such courts, (iv) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (v) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereunder in any court other than the aforesaid courts. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11, or in such other manner as may be permitted by applicable law as sufficient service of process, shall be valid and sufficient service thereof.

14.          Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.

15.          Representative. Each Investor irrevocably appoints Legion Partners Asset Management, LLC as its attorney-in-fact and representative (the “Legion Representative”), in such Investor’s place and stead, to do any and all things and to execute any and all documents and give and receive any and all notices or instructions in connection with this Agreement and the transactions contemplated by this Agreement. The Company shall be entitled to rely, as being binding on each Investor, upon any action taken by the Legion Representative or upon any document, notice, instruction or other writing given or executed by the Legion Representative.

16.          Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties hereto with regard to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings and representations, whether oral or written, of the parties hereto with respect to the subject matter of this Agreement. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings, oral or written, between the parties hereto other than those expressly set forth in this Agreement.

17.          Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

18.          Waiver. No failure on the part of any party hereto to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of such right, power or remedy, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy.

19.          Remedies. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by law or equity.

20.          Construction. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The words “date hereof” will refer to the date of this Agreement. The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented.

21.          Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

22.          Amendment. This Agreement may be modified, amended or otherwise changed only in a writing signed by the Company, on the one hand, and the Legion Representative (on behalf of itself and the other members of the Investor Group), on the other hand.

23.          Termination. Upon the expiration of the Standstill Period, this Agreement shall immediately and automatically terminate. Notwithstanding the foregoing, the provisions of Section 10 through Section 28 shall survive the termination of this Agreement. No termination of this Agreement shall relieve any party from liability for any breach of this Agreement that occurred prior to such termination.

24.          Successors and Assigns. The terms and conditions of this Agreement shall be binding upon and be enforceable by the parties hereto and the respective successors, heirs, executors, legal representatives and permitted assigns of the parties, and inure to the benefit of any successor, heir, executor, legal representative or permitted assign of any of the parties hereto; provided, however, that no party may assign this Agreement or any rights or obligations hereunder without, with respect to any Investor, the express prior written consent of the Company, and with respect to the Company, the prior written consent of the Legion Representative and any such assignment shall be void ab initio.

25.          No Third-Party Beneficiaries. The representations, warranties and agreements of the parties hereto contained herein are intended solely for the benefit of the party to whom such representations, warranties or agreements are made, and shall confer no rights, benefits, remedies, obligations, or liabilities hereunder, whether legal or equitable, in any other person or entity, and no other person or entity shall be entitled to rely thereon.

26.          Counterparts; Signatures. This Agreement and any amendments hereto may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. In the event that any signature to this Agreement or any amendment hereto is delivered by email delivery of a portable document format (.pdf or similar format) data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such “.pdf” signature page were an original thereof.

27.          Expenses. Each of the Company and the Investors shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution, and effectuation of this Agreement and the transactions contemplated hereby, including, but not limited to, attorneys’ fees incurred in connection with the negotiation and execution of this Agreement and all other activities related to the foregoing; provided, however, that the Company shall reimburse the Legion Representative for the Investor Group’s reasonable and documented out-of-pocket third party expenses, including legal fees and expenses as actually incurred in connection with the Investor Group’s involvement with the Company (including the negotiation and execution of this Agreement), in an amount not to exceed $100,000.

28.          Information Sharing with Approved Legion Professionals.

(a)            Non-Disclosure. Except as set forth in Section 28(b), the New Director hereby agrees that all Confidential Information shall be kept confidential and shall not be used for any purpose other than in connection with (i) the New Director’s duties as a director of the Company and (ii) evaluating or monitoring the Investor Group’s investment in the Company.  For purposes of this Section 28, “Confidential Information” means (x) any materials, resolutions, or other information prepared for consideration at any meeting, or for any action by written consent in lieu of a meeting, of the Board held during the Standstill Period, for so long as the New Director serves on the Board, (y) (A) any and all information communicated in writing, orally, by electronic or magnetic or any other media, by visual observation, or by any other means, on or after the date of this Agreement, whether or not labeled as confidential, which is disclosed or otherwise provided by, or on behalf or at the request of, the Company or any Company Representative, to the New Director, (B) proprietary information of the Company or any of its Affiliates that is disclosed to the New Director in his capacity as a director of the Company, and (C) information disclosed or otherwise provided to the New Director by, or on behalf or at the request of, the Company or any Company Representative which relates to current, planned, or proposed products, marketing and business plans, methods of doing business, forecasts, projections and analyses, financial information, and joint venture, vendor, and customer information and (z) all notes, reports, analyses, compilations, studies, interpretations, or other materials, whether prepared by the New Director or by an Approved Legion Professional (as defined below), that contain, reflect or are derived or based (in whole or in part) upon any Confidential Information; provided, however, that Confidential Information shall not include any information that (1) is in the possession of the New Director or an Approved Legion Professional on a non-confidential basis at the time of disclosure; (2) prior to or after the time of disclosure becomes generally available or known to the public, not as a result of any action or omission of the New Director or an Approved Legion Professional in violation of this Agreement; (3) is obtained by the New Director or an Approved Legion Professional on a non-confidential basis from a source other than the Company or the Company Representatives, which source is not known by the New Director or an Approved Legion Professional, as applicable, after reasonable inquiry, to be bound by obligations of confidentiality to the Company or any other person with respect to such information; or (4) is independently developed by the New Director or an Approved Legion Professional without use of or reference to the Confidential Information.

(b)            Permitted Disclosures.

(i)            Notwithstanding the foregoing, the New Director may, if he wishes to do so, provide Confidential Information to the investment professionals of Legion Partners or Legion Partners’s legal counsel, in each case, who need to know such information in connection with the Investor Group’s investment in the Company (collectively, the “Approved Legion Professionals”); provided, however, that the New Director and Investor Group shall (A) inform each Approved Legion Professional of the confidential nature of the Confidential Information and (B) cause each Approved Legion Professional not to disclose any Confidential Information to any person other than to Approved Legion Professionals in accordance with this Section 28(b)(i) and not to use any Confidential Information other than in connection with (i) the New Director’s duties as a director of the Company and (ii) evaluating or monitoring the Investor Group’s investment in the Company. The Investors shall be jointly and severally responsible for any breach of this Section 28(b)(i) by an Approved Legion Professional or any other person who receives Confidential Information from the New Director hereunder.

(ii)           If any Investor or any Approved Legion Professional is (A) legally compelled, by deposition, interrogatory, request for documents, subpoena, civil investigation, demand, order, or similar process to disclose any Confidential Information or (B) determines (on the advice of outside legal counsel) that it is required by law or regulation to disclose any Confidential Information, prior to making such disclosure, the Investors must, to the extent practicable and legally permissible, (x) promptly notify the Company of the circumstances surrounding such requirement or request and (y) reasonably cooperate with the Company, at the Company’s sole expense, in any attempt it may make to obtain a protective order, other appropriate remedy, or an appropriate assurance that confidential treatment will be afforded to its Confidential Information. If a protective order or other appropriate remedy or assurance is not obtained, the Investors agree to only disclose (or cause to be disclosed, as applicable) that portion of the Confidential Information that is legally required to be disclosed (on the advice of outside legal counsel). For the purposes of this Agreement, the Investors agree that none of them shall be deemed to be legally required to disclose any Confidential Information solely by virtue of the fact that, absent such disclosure, the Investor, any of their respective Affiliates, any Related Party, or any group of which any Investor is a member (1) would be prohibited from purchasing, selling, or engaging in derivative or other voluntary transactions with respect to the securities of the Company or any Debt Instruments or (2) would be unable to file any proxy materials or tender or exchange offer materials in compliance with Section 14 of the Exchange Act or the rules promulgated thereunder (the actions described in the foregoing clauses (1) and (2), collectively with any Schedule 13D amendments, the “Designated Actions”). Neither the Investors nor any of their respective Affiliates or any group of which any Investor is a member will file any Schedule 13D or other filing pursuant to applicable securities laws or otherwise make any public statement disclosing any of the Confidential Information.

(iii)         Each Investor hereby acknowledges that it is aware, and shall advise each of the Approved Legion Professionals who is informed as to the matters that are the subject of this Agreement, that (A) the Confidential Information being furnished to the Approved Legion Professionals contains or may itself be material, non-public information concerning the Company and (B) the United States securities laws, including Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder, prohibit any person who receives, or that has received, from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. The Investors represent and warrant that they maintain customary policies and procedures designed to prevent any unauthorized disclosure and use of material, non-public information. During the Standstill Period, and for so long as the New Director remains on the Board, the Company shall provide the New Director and Legion Representative with at least two Business Days’ advance written notice of each opening and expiration of each blackout period, and the Investors shall not purchase or sell, directly or indirectly, any securities of the Company (including Debt Instruments) during any blackout periods applicable to all directors of the Company.

(c)            Return/Destruction. Upon written request from the Company at any time after the expiration of the Standstill Period, the Investors agree (and agree to cause the Approved Legion Professionals to, if applicable) (i) to promptly (and in any event within five Business Days of such request) return or destroy (and upon request, confirm in writing such return or destruction to the Company) all Confidential Information and any other material containing or reflecting any of the Confidential Information, (ii) not to retain any copies, extracts, or other reproductions in whole or in part, mechanical or electronic, of such written material, and (iii) to destroy all computer records, documents, memoranda, notes, and other writings prepared by the New Director or an Approved Legion Professional based on the Confidential Information, except for any Confidential Information that is (x) automatically maintained on routine computer system backup storage devices, (y) retained pursuant to internal document retention policies or (z) retained to the extent necessary to comply with applicable laws, rules, regulations or corporate governance policies; provided, however, that any Confidential Information so retained shall remain subject to the confidentiality obligations hereunder for so long as it so retained, notwithstanding any termination of the confidentiality obligations pursuant to Section 28(f).

(d)            Competitively Sensitive Information. It is understood and agreed that the Company may, from time to time, on the advice of counsel, determine that disclosure of certain of its competitively sensitive Confidential Information by the New Director to the Approved Legion Professionals may have adverse consequences to its business or under applicable law, in which case such competitively sensitive Confidential Information may, at the Company’s sole discretion, be made available by the New Director to the Approved Legion Professionals only in accordance with additional procedures mutually agreed by the New Director and the Company in writing to permit disclosure of such competitively sensitive Confidential Information in an appropriate manner; provided, however, the foregoing shall not apply to the sharing of competitively sensitive Confidential Information with Christopher S. Kiper; provided, further, that the Investors acknowledge and agree that Mr. Kiper shall not be permitted to share any such competitively sensitive Confidential Information with any other person, including any other Approved Legion Professional, other than pursuant to such additional procedures mutually agreed by the Legion Representative and the Company in writing to permit disclosure of such competitively sensitive Confidential Information in an appropriate manner. For purposes of this Section 28(d), “competitively sensitive Confidential Information” shall mean any information concerning or reflecting (i) the Company’s current or future prices, pricing plans, or pricing strategies (including per-product margins, discounts, rebates, and other price terms) of the Company’s products and services or future product plans (including in relation to capacity adjustments), (ii) detailed sales by customer, (iii) detailed purchases by vendor or vendor contract terms, (iv) detailed individual employee compensation and benefits, or (v) material, non-public information on trademarks, patents, and research and development.

(e)            Privileged Information. Notwithstanding anything to the contrary in this Agreement, the Company shall be permitted to cause the New Director to withhold sharing any Confidential Information from the Approved Legion Professionals, and the New Director shall not share such Confidential Information as is reasonably determined by the Company to be necessary to protect the Company’s attorney-client or other legal privileges.

(f)            Survival. Subject to Section 28(c), and notwithstanding anything to the contrary in this Agreement, the confidentiality and use obligations under this Section 28 shall terminate 12 months after the expiration of the Standstill Period; provided, however, that the Investor Group shall, and shall cause any Approved Legion Professional in possession of Confidential Information to, maintain in accordance with the confidentiality obligations set forth herein any Confidential Information constituting trade secrets for such longer time as such information constitutes a “trade secret” of the Company or any of its subsidiaries, joint ventures, or other Affiliates, as defined under 18 U.S.C. § 1839(3).

[Signature Pages Follow]

In Witness Whereof the parties hereto have duly executed and delivered this Agreement as of the date first above written.

NN, Inc.

By:	/s/ Harold Bevis
Name:	Harold Bevis
Title:	President and Chief Executive Officer

investor group:

Legion Partners, L.P. I

By:	Legion Partners Asset Management, LLC Investment Advisor

By:	/s/ Christopher S. Kiper
Name:	Christopher S. Kiper
Title:	Managing Director

Legion Partners, L.P. II

By:	Legion Partners Asset Management, LLC Investment Advisor

By:	/s/ Christopher S. Kiper
Name:	Christopher S. Kiper
Title:	Managing Director

Legion Partners Special Opportunities, L.P. XI

By:	Legion Partners Asset Management, LLC Investment Advisor

By:	/s/ Christopher S. Kiper
Name:	Christopher S. Kiper
Title:	Managing Director

[Signature Page to Cooperation Agreement]

Legion Partners, LLC

By:	Legion Partners Holdings, LLC Managing Member

By:	/s/ Christopher S. Kiper
Name:	Christopher S. Kiper
Title:	Managing Member

Legion Partners Asset Management, LLC

By:	/s/ Christopher S. Kiper
Name:	Christopher S. Kiper
Title:	Managing Director

Legion Partners Holdings, LLC

By:	/s/ Christopher S. Kiper
Name:	Christopher S. Kiper
Title:	Managing Member

Christopher S. Kiper

/s/ Christopher S. Kiper

Raymond T. White

/s/ Raymond T. White

[Signature Page to Cooperation Agreement]

Exhibit A

FORM OF IRREVOCABLE RESIGNATION LETTER

[●]

Board of Directors

NN, Inc.

6210 Ardrey Kell Road, Suite 120
Charlotte, NC 28277

Re:	Irrevocable Resignation

Ladies and Gentlemen,

This letter is delivered pursuant to Section 1(d) of the Cooperation Agreement, dated as of [•] (the “Agreement”), by and between the Company and the Investor Group. Capitalized terms used herein but not defined shall have the meanings set forth in the Agreement.

I hereby irrevocably resign from my position as a director of the Company and from any and all committees of the Board on which I serve, effective immediately upon (i) the delivery of a notice of an intent to nominate directors or propose any business at any meeting of stockholders of the Company (or upon (a) the commencement of any solicitation of written consents seeking the removal and/or replacement of directors or the proposal of any business or (b) the commencement of any “withhold” or similar campaign) by, or on behalf of, any Investor or Related Person or (ii) such time as the Investor Group ceases to satisfy the Minimum Ownership Requirement.

This resignation is irrevocable and may not be withdrawn by me at any time.

It is understood and agreed that the Board has the sole and exclusive authority to determine whether or not to accept any such resignation.

Raymond T. White

Exhibit B

Investor Group Ownership

Name of Person or Entity	Number of Shares

Legion Partners, L.P. I (“Legion Partners I”)

Legion Partners I beneficially owns 3,733,515 shares of common stock of the Company, which includes 214,095 shares of common stock underlying certain warrants.

Legion Partners I has entered into certain cash-settled total return swap agreements that constitute economic exposure to an aggregate of 2,757,857 notional shares of common stock.

Legion Partners, L.P. II (“Legion Partners II”)

Legion Partners II beneficially owns 406,049 shares of common stock of the Company, which includes 10,905 shares of common stock underlying certain warrants.

Legion Partners II has entered into certain cash-settled total return swap agreements that constitute economic exposure to an aggregate of 246,975 notional shares of common stock.

Legion Partners Special Opportunities, L.P. XI (“Legion Partners XI”)	Legion Partners Special Opportunities beneficially owns 877,065 shares of common stock of the Company.

Legion Partners, LLC	As the general partner of each of Legion Partners I, Legion Partners II, and Legion Partners XI, Legion Partners, LLC may be deemed the beneficial owner of the (i) 3,733,515 shares owned by Legion Partners I, (ii) 406,049 shares owned by Legion Partners II and (iii) 877,065 shares owned by Legion Partners XI.

Legion Partners Asset Management, LLC (“Legion Partners Asset Management”)	As the investment advisor of each of Legion Partners I, Legion Partners II, and Legion Partners XI, Legion Partners Asset Management may be deemed the beneficial owner of the (i) 3,733,515 shares owned by Legion Partners I, (ii) 406,049 shares owned by Legion Partners II and (iii) 877,065 shares owned by Legion Partners XI.

Legion Partners Holdings, LLC (“Legion Partners Holdings”)	Legion Partners Holdings directly beneficially owns, in record name, 300 shares of common stock of the Company. In addition, as the sole member of Legion Partners Asset Management and sole member of Legion Partners, LLC, Legion Partners Holdings may be deemed the beneficial owner of the (i) 3,733,515 shares owned by Legion Partners I, (ii) 406,049 shares owned by Legion Partners II and (iii) 877,065 shares owned by Legion Partners XI.

Christopher S. Kiper	As a managing director of Legion Partners Asset Management and a managing member of Legion Partners Holdings, Mr. Kiper may be deemed the beneficial owner of the (i) 3,733,515 shares owned by Legion Partners I, (ii) 406,049 shares owned by Legion Partners II, (iii) 877,065 shares owned by Legion Partners XI and (iv) 300 shares owned by Legion Partners Holdings.

Raymond White	As a managing director of Legion Partners Asset Management and a managing member of Legion Partners Holdings, Mr. White may be deemed the beneficial owner of the (i) 3,733,515 shares owned by Legion Partners I, (ii) 406,049 shares owned by Legion Partners II, (iii) 877,065 shares owned by Legion Partners XI and (iv) 300 shares owned by Legion Partners Holdings.

Exhibit C

Press Release

[Attached]

NN, Inc. Appoints Ted White to Board of Directors

Announces Cooperation Agreement with Legion Partners

CHARLOTTE, N.C., January 20, 2026 (GLOBE NEWSWIRE) – NN, Inc. (“NN” or the “Company”) (NASDAQ: NNBR), a global diversified industrial company that engineers and manufactures high-precision components and assemblies, today announced that it has appointed Ted White to its Board of Directors (the “Board”), effective immediately. In connection with this appointment, the Company has entered into a cooperation agreement (the “Cooperation Agreement”) with Legion Partners Asset Management, LLC (together with its affiliates, “Legion”), one of the Company’s largest shareholders.

Mr. White, Legion’s co-founder and Managing Director, is an experienced institutional investor and has corporate governance and capital markets expertise. He will join the Board’s Strategic Committee, which was formed to evaluate a broad range of strategic, financing and other alternatives to enhance shareholder value.

“We are pleased to welcome Ted to the Board,” said Harold Bevis, President and Chief Executive Officer of NN. “Over the last few years, we have transformed NN’s business profile while evolving our Board to ensure that we have the right skills and experience to help capitalize on the Company’s opportunities for profitable growth. We look forward to working alongside Ted to complete our transformation plan and deliver value for shareholders.”

Mr. White added, “I am excited to be joining the Board at this critical juncture as the Company continues to drive organic growth and profitability. I look forward to working with my fellow directors to unlock the significant upside in NNBR’s shares for the benefit of all shareholders.”

Mr. White’s addition to the Board was completed following constructive engagement with another of the Company’s largest shareholders, Corre Partners Management, LLC (“Corre”).  Corre has informed the Company that it is supportive of the appointment, including Mr. White’s membership on the Board’s Strategic Committee.

Pursuant to the Cooperation Agreement, Legion has agreed to a customary standstill, voting commitment, and related provisions. The full Cooperation Agreement will be filed as an exhibit to a Current Report on Form 8-K with the U.S. Securities and Exchange Commission.

About Ted White

Ted White is co-founder and a Managing Director of Legion Partners Asset Management, an institutional asset management firm. Prior to founding Legion Partners, Mr. White served in various functions with Knight Vinke Asset Management, a European-based investment management firm. Positions included Managing Director and Chief Operating Officer, where he was responsible for finance, operations, legal, marketing and client service functions. He is a former Deputy Director of the Council of Institutional Investors (CII), where responsibilities included policy development and implementation. Earlier in his career, Mr. White was a Portfolio Manager, Director of Corporate Governance, for the California Public Employees’ Retirement System (“CalPERS”), where he was responsible for all components of its Governance Program, including $3 billion in active management, policy development and implementation, proxy voting and focused engagement activities. Prior to CalPERS, Mr. White was an Investment Officer – Deputy State Treasurer at the California State Treasurer’s Office, where his duties included fixed income portfolio analysis and trading, among other responsibilities. He has served as a director of Clear Channel Outdoor Holdings, Inc. (NYSE: CCO) since 2024.

Mr. White earned an MBA from California State University in Sacramento with a concentration in finance. He is also a Chartered Financial Analyst Charterholder.

About NN

NN, Inc., a global diversified industrial company, combines advanced engineering and production capabilities with in-depth materials science expertise to design and manufacture high-precision components and assemblies for a variety of markets on a global basis. Headquartered in Charlotte, North Carolina, NN has facilities in North America, Europe, South America, and China. For more information about the company and its products, please visit www.nninc.com.

Investor Relations:

Joseph Caminiti or Stephen Poe

NNBR@alpha-ir.com

312-445-2870

Forward-Looking Statements

This press release contains express and implied forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the Company’s previously announced review of strategic, financing and other alternatives, including the timing and outcome of such review, our long-term financial profile and other statements that are not historical fact. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “growth,” “guidance,” “intend,” “may,” “will,” “possible,” “potential,” “predict,” “project”, “trajectory” or other similar words, phrases or expressions. Forward-looking statements involve a number of risks and uncertainties that are outside of management’s control and that may cause actual results to be materially different from such statements. Such factors include, among others, general economic conditions and economic conditions in the industrial sector; material changes in the costs and availability of raw materials; the level of our indebtedness; our ability to secure, maintain or enforce patents or other appropriate protections for our intellectual property; and cyber liability or potential liability for breaches of our or our service providers’ information technology systems or business operations disruptions. The foregoing factors should not be construed as exhaustive and should be read in conjunction with the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s filings made with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. New risks and uncertainties may emerge from time to time, and it is not possible for the Company to predict their occurrence or how they will affect the Company. The Company qualifies all forward-looking statements by these cautionary statements.